EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Judith Wawroski
Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION CONFIRMS

2020 ANNUAL SHAREHOLDERS MEETING TO BE HELD IN-PERSON

LAREDO, TX,  May 8, 2020 - International Bancshares Corporation (“IBC”) announced today that, on May 5, 2020, our Board of Directors approved holding IBC’s 2020 Annual Shareholders Meeting in-person as planned and disclosed in our shareholders letter dated April 17, 2020. The primary location remains at the IBC Annex Building, 2416 Jacaman Rd. Laredo, Texas 78041. We intend to make available on-site multiple locations for viewing by video if the size of the crowd would stress the ability to socially distance at the Annex site.

Pursuant to Governor Abbott’s “Phase One to Open Texas,” which began May 1, 2020, we intend to implement the applicable health protocols and guidelines issued by the Texas Department of State Health Services, including encouraging and facilitating social distancing, making hand sanitizer available, allowing face masks and making every effort to maintain the annual meeting to the necessary required time. For those who choose to stay, there will be an abbreviated social time with hors d’oeuvres and cocktails (but not our usual dinner) following the meeting, and shareholders are welcome to enjoy visiting with our staff.

As in the past, shareholders are still encouraged to vote their shares prior to the meeting, either by mailing their proxy votes in the self-addressed envelope previously provided, or directly utilizing the instructions provided in your brokerage mailing.

IBC (NASDAQ:IBOC - News) is a multi-bank financial holding company with over $12.5 billion in assets headquartered in Laredo, Texas, with 187 facilities and 284 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at https://www.sec.gov/edgar.shtml or IBC’s website at https://www.ibc.com.

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